UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 14, 2023
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2023

On April 14, 2023, Commercial Vehicle Group, Inc. (the “Company”) first mailed or made available to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Meeting of Stockholders to be held on Thursday, May 11, 2023 (the “Annual Meeting”). This Supplement to the Proxy Statement, which describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On May 8, 2023, Harold C. Bevis notified the Company of his intention to resign as President and Chief Executive Officer of the Company and as a member of the Board, effective May 19, 2023. Mr. Bevis’ resignation did not result from any disagreement with the Company on any matter, including any matter relating to its operations, policies or practices. In connection with Mr. Bevis’ resignation from the Board, the number of directors on the Board will be reduced from seven to six directors effective immediately following the Annual Meeting.

Mr. Bevis had been included as a nominee of the Board in the Proxy Statement and proxy card for the Annual Meeting. In light of his resignation, Mr. Bevis is no longer standing for re-election to the Board at the Annual Meeting, and the Company’s proxy materials are hereby deemed amended to remove Mr. Bevis as a nominee for the Annual Meeting. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Mr. Bevis as he is no longer standing for re-election, and the Company’s stockholders eligible to vote at the Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Bevis will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2023 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Bevis’ name as a nominee for election as director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

/s/ Aneezal H. Mohamed
Aneezal H. Mohamed
Chief Legal Officer, Compliance Officer and Secretary